Contacts:
                                                        Robert Benson
                                                        (206) 870-9290
                                                        robertb@ubarter.com

                                                        Karl Stetson
                                                        MWW/Savitt
                                                        (206) 689-8505
                                                        kstetson@mww.com


             INTERNATIONAL BARTER CORP. CHANGES NAME TO UBARTER.COM
                  Name Change Reflects Move to E-Commerce Model

SEATTLE, April 27, 1999 -- International Barter Corp. (OTC BB: IBCX), fast becoming North America's largest barter company, has changed its name to Ubarter.com. Announced today by Steven White, founder and CEO of Ubarter.com, this milestone reflects the company's transition to an Internet-based e-commerce model.

     Ubarter.com, the first online barter Web site, will be relaunched in June 1999, to enable easy and convenient business-to-business barter of products and services.

     "With Ubarter.com, we are creating the most technologically advanced online barter system in the world. This new system, coupled with recent acquisitions and tremendous growth, positions Ubarter.com for even greater success," White said. "Our new business model allows our users to browse, post and sell items free of charge. With each item sold, the user receives `Ubarter Dollars(TM)' which can be used towards a purchase from more than 7,000 goods and services currently posted."

     Bartering is a process by which clients sell products or services for "trade dollars" and, in turn, spend these trade dollars on products or services on which they would otherwise spend cash. At Ubarter.com, companies are able to buy and sell goods and services using "Ubarter Dollars(TM)." This process allows businesses to reduce cash expenditures, unload excess inventory, take advantage of underutilized capacity, preserve cash flow and avoid unnecessary financing.

     Ubarter.com is currently beta testing the site. Users include businesses in a variety of industries, including media and advertising, travel and entertainment, printing, hospitality, professional services, healthcare and dining. For the service, the buyer pays a small fee on each transaction.

About Ubarter.com

     Ubarter.com manages transactions where retail, professional, corporate and media businesses maximize efficiencies by accepting Ubarter Dollars(TM) for excess inventory, surplus production or services on a multilateral basis for other needed goods and services. Ubarter.com is a business-to-business e-commerce site utilizing the Ubarter Dollar(TM) as payment for goods and services.

     Ubarter.com's purpose is to increase business sales and maximize cash flow, by facilitating trade among businesses in an efficient, easy to use and cost effective way. Ubarter.com has 51 employees, including 17 trade brokers and 14 salespeople, and is the first online, e-commerce barter site. Located at www.ubarter.com, the Web site is currently being re-developed and is expected to re-launch this summer.

     Statements in this press release, and elsewhere, that look forward in time or include anything other than historical information reflect current expectations and intentions, and involve risks and uncertainties that may affect the Company's actual results of operation. Those risks and uncertainties are discussed in more detail in the Company's periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

     To order an investor package, please call 1-800-292-7812.

                                       ###